Exhibit 99.2

INFORMATION FROM PRE-EFFECTIVE AMENDMENT NO. 1 TO THE

FORM S-1 REGISTRATION STATEMENT

Our Strategies

We have developed a community banking strategy that focuses on providing responsive and personalized service to our customers. We intend to prudently grow our business, increase profitability and build stockholder value by focusing on the following objectives:

Deliver superior community banking service. We emphasize to our employees the importance of delivering superior customer service and seeking opportunities to strengthen relationships both with customers and in the communities we serve. We retain key executives in each of our markets with local expertise and strong ties to the community. We seek to develop broad customer relationships based on service and convenience while maintaining our conservative approach to lending and strong asset quality.

Pursue select bank acquisitions, including failed banks and branch purchases. We are focused on expansion opportunities in markets with favorable growth characteristics and in which we have identified experienced bankers to help execute our strategy. We believe there will be opportunities in and around our core markets to acquire failed banks from the Federal Deposit Insurance Corporation at attractive terms. From January 1, 2009, through October 23, 2009, over 100 banking institutions have failed in the United States. We believe that the failure of institutions in our market area, together with organic growth as described below, will potentially allow us to double our asset size over the course of the next three years.

Maintain strong asset quality. We strive to maintain a high-quality loan portfolio and maintain the quality of our assets. While our credit quality ratios currently remain at levels above our historical averages, we believe that the current level of non-performing assets remains manageable and continues to compare favorably with industry peers. As of June 30, 2009, our non-performing assets (non-accruing loans, loans past 90 days or more due, and other real estate owned) as a percentage of total assets was 1.49%, compared to 2.00% for all North Carolina-headquartered commercial banks and thrifts with assets between $100 million and $1 billion, based on data derived from the Federal Deposit Insurance Corporation Call Reports as of June 30, 2009 (the latest date for which data is available).

Build our core deposit base. A key aspect of our ability to grow our balance sheet has been and will continue to be a stable base of core deposits. As of September 30, 2009, approximately 46% of our deposits were comprised of checking accounts, money market deposit accounts and savings accounts. We continue to build broad customer relationships and shift our deposit mix from time deposits to lower cost transaction accounts. Through the first nine months of this year, non-time core deposits grew by $37.8 million or 21.3% annualized. We do not rely on brokered time deposits to fund our growth and we had essentially no wholesale deposits at September 30, 2009.

Capitalize on organic growth opportunities. Due to the recent consolidation of financial institutions in our markets, we believe there is a significant opportunity for a community-focused bank to provide a full range of financial services to small and middle-market commercial and retail customers. In addition, consolidation has dislocated experienced and talented management and lending personnel. As a result, we believe we have a substantial opportunity to attract experienced management, loan officers and banking customers both within our current markets and in potential new markets in which we might expand.

Increase core profitability. Over the course of the next three years, we believe we will be able to increase the profitability of our franchise to levels in excess of our historical levels of profitability, as we continue to grow in our markets. Our emphasis on lower cost core deposits will help expand the margin we maintain on our interest earning assets. In addition, we actively manage our expense base in relation to our strategic goals. In late 2008 and early 2009 we instituted several initiatives that equate to approximately $2.0 million in annual expense savings when fully implemented.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following is our selected consolidated financial information at the dates and for the periods indicated. The information at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 is derived in part from, and should be read together with our audited consolidated financial statements and notes thereto incorporated by reference into this prospectus. The information at December 31, 2006, 2005 and 2004 and for the years ended December 31, 2005 and 2004 is derived in part from our audited consolidated financial statements that are not incorporated by reference into this prospectus. The information at September 30, 2009 and 2008 and for the nine months ended September 30, 2009 and 2008 is unaudited. The results of operations for the nine months ended September 30, 2009 are not necessarily indicative of the results to be achieved for the year ending December 31, 2009. Ratios for the nine months ended September 30, 2009 and 2008 are annualized, where appropriate.

	At September 30, 2009	At December 31,
		2008	2007	2006	2005	2004
	(In thousands)
Selected Balance Sheet Data:
Total assets	$820,608	$817,213	$779,140	$743,370	$701,094	$508,961
Loans receivable, net of deferred fees	616,793	626,688	559,956	515,402	473,336	317,156
Mortgage-backed and related securities	48,883	80,275	69,893	60,691	70,236	81,169
Investment securities	41,291	28,905	46,519	65,326	53,429	52,407
Intangible assets	30,282	30,525	31,037	31,666	32,424	7,560
Deposits	601,614	581,488	590,765	562,802	517,544	374,744
Borrowings	110,711	124,365	96,284	85,964	91,342	55,772
Common stockholders’ equity	83,421	84,213	84,033	85,961	84,258	72,394
Total stockholders’ equity	103,990	104,720	84,033	85,961	84,258	72,394

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except Per Share Data)
Income Statement Data:
Interest income	$28,845	$32,261	$42,608	$46,735	$42,919	$26,948	$21,110
Interest expense	12,995	17,180	22,406	26,500	22,279	11,469	7,943

Net interest income	15,850	15,081	20,202	20,235	20,640	15,479	13,167
Provision for loan losses	6,825	1,815	3,275	1,290	1,165	985	330

Net interest income after provision for loan losses	9,025	13,266	16,927	18,945	19,475	14,494	12,837
Noninterest income	5,766	4,765	6,019	6,562	6,141	4,441	4,824
Noninterest expense	15,405	14,730	19,226	17,895	17,544	14,339	13,629

Income (loss) before income taxes	(614)	3,301	3,720	7,612	8,072	4,596	4,032
Income tax expense (benefit)	(887)	647	639	1,947	2,617	1,323	1,077

Net income	273	2,654	3,081	5,665	5,455	3,273	2,955
Dividends on preferred stock	774	—	—	—	—	—	—

Net income (loss) available to common stockholders	$(501)	$2,654	$3,081	$5,665	$5,455	$3,273	$2,955

	At or For the Nine Months Ended September 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Dollars in thousands, except Per Share Data)
Per Common Share Data:
Net income (loss) available to common stockholders, basic	$(0.07)	$0.36	$0.42	$0.74	$0.68	$0.45	$0.39
Net income (loss) available to common stockholders, diluted	(0.07)	0.36	0.42	0.73	0.67	0.45	0.38
Cash dividends declared	0.165	0.255	0.34	0.32	0.30	0.28	0.26
Period-end book value	11.08	11.02	11.21	11.05	10.61	10.16	9.74
Tangible book value per share (1)	7.06	6.84	7.15	6.96	6.69	6.25	8.72
Basic weighted average shares outstanding	7,405,199	7,380,236	7,374,051	7,688,022	8,017,956	7,207,368	7,611,022
Diluted weighted average shares outstanding	7,405,199	7,414,274	7,392,472	7,753,940	8,096,276	7,298,219	7,712,670

Selected Performance Ratios:
Return on average assets	(0.08)%	0.45%	0.39%	0.75%	0.76%	0.60%	0.59%
Return on average common equity	(0.80)	4.25	3.62	6.68	6.42	4.40	3.78
Dividend payout ratio	(235.71)	70.83	80.95	43.24	44.12	62.22	66.67
Efficiency ratio	71.27	74.22	73.32	66.78	65.51	71.98	74.13
Net interest margin	2.85	2.88	2.85	3.06	3.30	3.23	2.98

Asset Quality Ratios:
Allowance for loan losses to total loans	1.54%	1.12%	1.28%	1.10%	1.12%	1.08%	0.95%
Allowance for loan losses to nonperforming loans	88.79	210.74	264.71	339.07	191.43	200.08	320.19
Net charge-offs to average loans			0.23	0.17	0.10	0.12	0.09
Nonperforming loans to total loans	1.73	0.53	0.48	0.32	0.58	0.54	0.30
Nonperforming assets to total assets	1.72	0.55	0.69	0.30	0.42	0.53	0.34
Nonperforming assets to total loans and other real estate owned	2.28	0.72	0.89	0.42	0.61	0.78	0.55

Capital Ratios:
Tangible equity to tangible assets at period end (1)	9.33%	6.59%	9.43%	7.08%	7.63%	7.75%	12.93%
Tangible common equity to tangible assets at period end (2)	6.72	6.59	6.83	7.08	7.63	7.75	12.93

Bank-only Regulatory Capital Ratios:
Tier 1 leverage ratio	10.53%	8.41%	10.40%	8.74%	9.11%	9.47%	11.95%
Tier 1 risk-based ratio	13.26	9.76	12.01	10.25	10.81	11.18	16.30
Total risk-based ratio	14.41	10.79	13.07	11.21	11.81	12.08	17.12

(1)	Tangible equity is defined as total stockholders’ equity less recorded goodwill and other intangible assets. Tangible equity was $73.7 million, $52.2 million, $74.2 million, $53.0 million, $54.3 million, $51.8 million and $64.8 million at September 30, 2009 and 2008 and December 31, 2008, 2007, 2006, 2005 and 2004, respectively.
(2)	Until December 2008, tangible common equity equaled tangible equity. Reflects preferred equity of $20.6 million and $20.5 million at September 30, 2009 and December 31, 2008, respectively.

RECENT DEVELOPMENTS

On October 19, 2009, we announced our third quarter financial results. During the third quarter and nine months ended September 30, 2009, we actively reduced our exposure in our residential construction and land acquisition and development loan portfolio and strengthened our balance sheet by increasing our provisions for loan losses. As a result of these actions and the current economic environment, we recorded a net loss of $759,000, or $0.10 per diluted share, for the third quarter ended September 30, 2009, compared to net income of $822,000, or $0.11 per diluted share, for the third quarter ended September 30, 2008 and net income of $55,000, at $0.01 per diluted share, for the second quarter ended June 30, 2009.

Loan Portfolio

Outstanding loans decreased during the nine months ended September 30, 2009 by $9.9 million to $616.8 million, caused primarily by a decrease in construction loans. The table set forth below provides detail on our loan portfolio.

Category	As of September 30, 2009
(In thousands)
One- to four-family residential permanent	$85,591
Construction	29,663
Commercial real estate	344,987
Commercial business	39,824
Consumer	116,682
Other	46

Total	$616,793

As of September 30, 2009, construction loans were only 4.8% of total loans. Within construction loans, One- to four-family non-owner occupied loans were only 2.8% of total loans.

Construction	As of September 30, 2009
(In millions)
One- to four-family residential owner-occupied	$1.0
One- to four-family residential speculative	17.1
Commercial construction	11.6

Total	$29.7

During the nine months ended September 30, 2009, we reduced our exposure to acquisition and development loans such that as of September 30, 2009, acquisition and development loans were 11.7% of total commercial real estate loans and only 6.5% of total loans. The table set forth below provides detail on our commercial real estate loans.

Commercial Real Estate	As of September 30, 2009
(In millions)
Office space	$95.7
Retail shopping	46.6
Commercial land	43.7
Acquisition and development	40.3
Commercial one- to four-family (rental)	29.4
Churches	24.6
Industrial / warehouse	20.4
Multifamily (5+ residential properties)	20.0
Other real estate	16.0
Restaurant	7.3
Hotel / motel	1.0

Total	$345.0

We expect to continue our efforts to reduce our exposure to acquisition and development loans for the remainder of 2009. However, we expect to gain market share in selective loan categories as a result of market disruptions stemming from a number of recently completed and announced mergers in the Charlotte market and with our expansion directly into the Mecklenburg County, North Carolina market.

Credit Quality

The continued softening in the Charlotte regional economic environment has resulted in increased levels of delinquent loans resulting in credit quality ratios that remain above our historical averages. However, the ratios continue to compare favorably to our peers. During the third quarter of 2009, nonperforming assets, which include nonperforming loans and other real estate owned, increased by $1.6 million to $14.1 million, or 1.72% of total assets at September 30, 2009, as compared to $12.5 million, or 1.49% of total assets, at June 30, 2009, and $4.5 million, or 0.55% of total assets at September 30, 2008. We are confident that our levels of nonperforming assets are manageable.

The table below sets forth our nonperforming loans by type:

Nonperforming Loans	As of September 30, 2009
(In thousands)
One- to four- family residential permanent	$345
Construction	1,554
Commercial real estate	7,591
Commercial business	107
Consumer	1,101
Other	—

Total	$10,698

In addition, our nonperforming commercial real estate loans are broken down further in the table below:

Nonperforming Commercial Real Estate	As of September 30, 2009
(In thousands)
Office space	$700
Retail shopping	385
Commercial land	1,884
Acquisition and development	3,510
Commercial one- to four- family (Rental)	—
Churches	—
Industrial / warehouse	—
Multifamily (5+ residential properties)	—
Other real estate	1,112
Restaurant	—
Hotel / motel	—

Total	$7,591

Due to the continuing general weakness in the economy and an increase in our nonperforming loans, we increased our provision for loan losses during the third quarter of 2009 to $4.0 million as compared to $2.0 million during the second quarter of 2009 and $720,000 during the third quarter of 2008. At September 30, 2009, our allowance for loan losses amounted to $9.5 million, or 1.54% of total loans, as compared to $8.7 million, or 1.38% of total loans at June 30, 2009, and $7.0 million, or 1.12% of total loans at September 30, 2008. Net charge-offs for the third quarter totaled $3.2 million, or 0.51% of average loans.

Deposits

Total deposits increased by $20.1 million, or 3.5%, during the first nine months of 2009 to $601.6 million at September 30, 2009. This growth was driven by demand deposit accounts, which increased by $25.1 million, or 20.43%, to $147.8 million at September 30, 2009. This strong growth was caused in part by positive publicity that we received during the first quarter of 2009 relating to our nationally recognized program for utilization of TARP funds for low interest mortgage loans. The strong growth was also partly attributable to retail and commercial demand deposit account incentives, enhanced treasury management services, and increased market share due to merger disruptions of our competitors.

Investment Securities

The following table provides a breakout of our securities portfolio. As of September 30, 2009 we had investment securities available for sale of $79.1 million and investment securities held-to-maturity of $11.1 million.

Securities	As of September 30, 2009
(In thousands)
U.S. Agencies	$17,037
Municipal bonds	21,338
Corporate bonds	1,563
Trust preferred	241
Equity	1,113
Government agency mortgage-backed securities	48,882

Total	$90,174

Capital

Despite the weak economic conditions that our industry is facing, our capital position continues to be a source of strength during these uncertain times. Citizen South Bank’s capital ratios continue to exceed all regulatory measures and Citizens South Bank is considered “well-capitalized” for regulatory purposes. Citizens South Bank’s total risk-based capital ratio was 14.41% as of September 30, 2009, as compared to 10.79% as of September 30, 2008.

Net Interest Margin

Our net interest margin was 2.96% for the third quarter of 2009, as compared to 2.85% for the second quarter of 2009. This 11 basis point increase in the linked-quarter net interest margin was largely due to a 24 basis point decrease in our cost of funds. We have been focused on increasing core checking accounts, which has contributed to this decrease in cost of funds. In addition, higher-costing time deposits that matured during the third quarter repriced at lower rates and contributed to the lower cost of funds. Our interest-bearing deposit rates declined by 28 basis points from 2.33% for the quarter ended June 30, 2009, to 1.95% for the third quarter 2009.

Noninterest Income and Noninterest Expense

Noninterest income for the third quarter of 2009 increased $1.0 million, or 67.62%, as compared to the third quarter of 2008, primarily as a result of a $972,000 net gain on the sale of $26.4 million of investment securities during the third quarter of 2009, as compared to a net gain of $13,000 during the third quarter of 2008. In addition, we experienced a $46,000 increase in mortgage banking income and a $57,000 increase in service charges on deposits. Mortgage banking activity increased, primarily due to a higher level of refinancings as a result of lower market rates for mortgage loans. Service charges on deposits increased due to the growth in the number and amount of core checking accounts.

Noninterest income for the third quarter of 2009 also reflected a $333,000 other-than-temporary impairment charge on a $1.0 million trust preferred collateralized debt obligation. The carrying balance on this security has been reduced to $199,000.

Noninterest expense increased by $84,000, or 1.63%, during the comparable third quarter period. This increase was primarily due to a $207,000 increase in our Federal Deposit Insurance Corporation deposit insurance expense. The increase in Federal Deposit Insurance Corporation insurance premiums was due to the fact that the Federal Deposit Insurance Corporation revised the formula for calculating deposit insurance premiums in an effort to replenish the deposit insurance fund, resulting in higher deposit insurance premiums.